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                                                                    EXHIBIT 23.2


           Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (333-109306) and related Prospectus, as amended, and to the incorporation by reference therein and in the related Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, of Healthcare Realty Trust Incorporated of our report dated January 29, 2004, with respect to the consolidated financial statements of Healthcare Realty Trust Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003 and our report dated February 17, 2004 on the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



                                      /s/ ERNST & YOUNG LLP



Nashville, Tennessee
July 16, 2004